Exhibit 10.6

“Summary Sheet” of Employment Agreement

with Michael R. Donn, Sr.

On June 30, 2008, the Board of Directors approved a financial package and authorized the entry into an Employment Agreement with Michael R. Donn, Sr., our Chief Operating Officer.  Mr. Donn is receiving an annual base salary of $125,000.  His salary will either accrue or be payable in common stock until Ecosphere has sufficient cash resources.  Additionally, Mr. Donn was granted 500,000 non-qualified stock options and cash settled stock appreciation rights (“SARs”) in tandem, exercisable at $0.47 per share over a five-year period.  The SARs are only exercisable if the Company does not have sufficient authorized capital to permit all outstanding options and warrants to be exercised.  Of the options and SARs, 200,000 vested immediately and the remaining vest ratably on June 30, 2009 and 2010, subject to his continued employment with the Company on the applicable vesting dates.